Exhibit 17

ROBERT A. MAZZONI JUDGE	JUDGES CHAMBERS COURTHOUSE 200 N.WASHINGTON AVENUE SCRANTON, PA 18503 (570) 963-6512 FAX (570) 496-7707
January 29, 2009
Mr. William Farber, President
Community Bank & Trust Company
125 North State Street
Clarks Summit, Pennsylvania 18411
Dear Mr. Farber:
     As per our telephone conversation yesterday, I am hereby formally submitting my resignation from the Board of Directors of Community Bank & Trust Company and Comm Bancorp., Inc. effective on January 29, 2009.
     Please be advised that this decision is predicated on personal reasons and not guided by any disagreement with Company policy and/or managerial decisions of which I have none.
     Thank you.
Very respectfully yours,
JUDGE ROBERT A. MAZZONI
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HAND DELIVERED!

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